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                                                                   EXHIBIT 5(b)


                        ADMINISTRATIVE SERVICE AGREEMENT


     THIS AGREEMENT, made this 24th day of March, 1975, by and between CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B) (the "Separate Account") and CONTINENTAL ASSURANCE COMPANY (the "Company").

     1. The Company is contractually obligated under its presently outstanding Variable Annuity Contracts, which are funded in the Separate Account, to provide sales and administrative services for a sales and administrative fee of 6% which is deducted from each contribution as it is received. In the event the 6% exceeds the Company's cost, any excess will inure to the Company as a profit. The Company agrees to continue such services to all Participants to whom it is contractually bound to do so for the same 6% charge.

     2. The Company and the Separate Account agree that as to all new Contracts and all amended Contracts which so provide, the Company will make a charge against each Participant's Account, payable on December 31st of each year, determined by the Company's cost of administration of the Separate Account for the prior year. A Participant who is covered under such a contract for only a portion of a calendar year will pay an administration charge which is prorated on a monthly basis.

     3. This Agreement shall not affect the rights of any Participant who is retired on the effective date of this Agreement.

     IN WITNESS WHEREOF, the Separate Account and the Company have caused this Agreement to be duly executed the day and year above written.


                                      CONTINENTAL ASSURANCE COMPANY
                                      SEPARATE ACCOUNT (B)

                                       By: /s/ R. Gillespie
                                          -----------------------------
                                                    Chairman


                                      CONTINENTAL ASSURANCE COMPANY


ATTEST: /s/ Thomas R. Igleski          By: /s/ David D. Burch
       --------------------------        -----------------------------
               Secretary                     Senior Vice President


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            FIRST AMENDMENT TO THE ADMINISTRATIVE SERVICE AGREEMENT

     This First Amendment, dated as of October 31, 1979, by between and CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B) (the "Separate Account") and CONTINENTAL ASSURANCE COMPANY (the "Company") to an Administrative Service Agreement dated March 24, 1975 by and between the Separate Account and the Company (the "Agreement") witnesseth that:

     1. Paragraph 1 of the Agreement is hereby deleted in its entirety and the following paragraph is inserted in lieu thereof:

          "1. The Company is presently offering the following three types of Variable Annuity Contracts, which are funded by the Separate
               Account: level deduction contracts, graded deduction contracts and contracts by which self-employed individuals may provide retirement plans for themselves and their eligible employees ("HR-10" plans). The Company is contractually obligated under said contracts to provide sales and administrative services for the sales and administrative fees specified in each individual contract. Said fees are deducted from each purchase payment as it is received. In the event that said fees exceed the Company's costs, any excess will inure to the Company as a profit. The Company agrees to continue such service to all Participants to whom it is contractually bound for the fees specified in the contracts."

     2. All other provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the Separate Account and the Company have caused this Agreement to be fully executed as of the date first written by its duly authorized officers.



CONTINENTAL ASSURANCE COMPANY                CONTINENTAL ASSURANCE COMPANY
                                             SEPARATE ACCOUNT (B)

By /s/Donald C. Rycroft                      By /s/ Donald C. Rycroft
   --------------------------                   --------------------------
      Vice President                               Chairman

ATTEST: /s/ Thomas R. Igleski                ATTEST: /s/ Robert E. Wetzel
        ---------------------                        ---------------------
          Vice President and                           Secretary
          Secretary